UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   C. William Vivian
   3901 7th Ave. South, Suite 200
   Seattle, WA  98108
2. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
   ------------------------------------
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $4.70   6/7/01  A    50,652          (1) 6/7/11  Common Stock 50,652             50,652    D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $2.34   7/31/01 A    75,000          (2) 7/31/11 Common Stock 75,000             75,000    D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)     $1,800                                (3) 2/3/09  Common Stock    180                180    D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $1.50                                (4)  2/3/09 Common Stock 17,917             17,917    D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $1.50                                (5) 11/1/09 Common Stock 23,571             23,571    D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $1.50                                (6) 11/1/10 Common Stock  8,334              8,334    D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $6.00                                (7)  1/24/11 Common Stock  4,346              4,346   D
____________________________________________________________________________________________________________________________________

Explanation of Responses:

(1) The option becomes exercisable for 12,663 shares of Common Stock on each of the first four anniversaries of June 7, 2001.

(2) The option becomes exercisable for 18,750 shares of Common Stock on each of the first four anniversaries of July 31, 2001.

(3) The option became exercisable for 46 shares on February 3, 2000, for 45 shares on February 3, 2001 for 45 shares on February 3, 2002 and becomes exercisable for 44 shares on February 3, 2003.

(4) The option became exercisable for 4,480 shares on February 3, 2000, for 4,480 shares on February 3, 2001 and for 4,479 shares on February 3, 2002 and becomes exercisable for 4,478 shares on February 3, 2003.

(5) The option became exercisable for 5,893 shares on November 1, 2000, and for 5,893 shares on November 1, 2001 and becomes exercisable for 5,893 shares on November 1, 2002 and 5,892 shares on November 1, 2003.

(6)  The option became exercisable for 2,084 shares on November 1, 2001 and
     will  become   exercisable  for  2,084  shares  on  November  1,  2002  and exercisable for 2,083 shares on each of the next two anniversaries of November 1, 2000.

(7) The option becomes exercisable for 1,087 shares on January 24, 2002 and will become exercisable for 1,087 shares on January 24, 2003 and for 1,086 shares on each of the next two anniversaries of January 24, 2001.



                               /s/  C. William Vivian                02/14/02
                               ----------------------------         -------
                             **Signature of Reporting Person          Date